Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 21, 2006 relating to the consolidated financial statements and consolidated financial statement schedule of MWI Veterinary Supply, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of MWI Veterinary Supply, Inc. for the year ended September 30, 2006 and to the reference to us under the heading of “Experts” in the Prospectus, which is part of this Registration Statement.

/s/DELOITTE & TOUCHE LLP
Boise, Idaho
March 5, 2007